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                                                                      EXHIBIT 12

                            AURORA ELECTRONICS, INC.

   STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

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                                                    1997 AND
                                                  DECEMBER 29,
                                                      1996                    THE YEAR ENDED SEPTEMBER 30,
                                                -----------------   -------------------------------------------------
                                                 1997      1996       1997       1996       1995      1994      1993    PRO FORMA
                                                -------   -------   --------   --------   --------   -------   ------   ---------
                                                   (UNAUDITED)
COMPUTATION OF RATIO OF EARNINGS TO FIXED
  CHARGES AND PREFERRED STOCK DIVIDENDS
Earnings (loss) from continuing operations
  before taxes................................  $(5,002)  $(2,316)  $(49,072)  $(27,047)  $(13,710)  $(4,118)  $2,505   $(70,434)
Plus total fixed charges......................    1,920     1,673      7,142      7,763                4,449    1,276      2,693
                                                -------   -------   --------   --------   --------   -------   ------   --------
Earnings plus fixed charges...................   (3,082)     (643)   (41,930)   (19,284)   (13,710)      331    3,781    (67,741)
Fixed charges:
Interest expense..............................    1,036       901      4,050      6,221      5,522     4,449    1,276      1,202
Amortization of debt issue costs..............       26        26        102         51
Amortization of debt discount.................       46        46        168         91
Preferred stock dividend requirement..........      812       700      2,822      1,400                                    1,491
Taxes related to dividend requirement.........       --        --         --         --
                                                -------   -------   --------   --------   --------   -------   ------   --------
Total fixed charges and preferred stock
  dividends...................................  $ 1,920   $ 1,673   $  7,142   $  7,763   $  5,522   $ 4,449   $1,276   $  2,693
                                                =======   =======   ========   ========   ========   =======   ======   ========
Ratio (* = less than 1:1).....................        *         *          *          *          *         *     2.96          *
Coverage deficiency...........................  $ 5,002   $ 2,316   $ 49,072   $ 27,047   $ 19,232   $ 4,118      n/a   $ 70,434
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